Exhibit 99.2

Auxilio 2014 FY Earnings Call

Conference Details: Confirmation #: 7853822 Call Length: 1 hour Lines: 50 Conference Date: 3/31/15 Conference Start Time: 4:30 p.m. ET Pre-Record Message: No Moderator: Matthew Selinger	Participant Dial-In Numbers: TOLL-FREE 1-888-417-8533 TOLL/INTERNATIONAL 1-719-325-2464 CONFERENCE ID: 7853822
Moderator/Speaker Dial-In Numbers (for Joe Flynn, Paul Anthony): TOLL-FREE 1-888-466-4462 TOLL/INTERNATIONAL 1-719-325-2281	Replay Dial-In Numbers: TOLL-FREE 1-877-870-5176 TOLL/INTERNATIONAL 1-858-384-5517 From: 3/31/15 3:00 pm ET To: 4/14/15 at 11:59 p.m. ET Replay Pin Number: 7853822

Operator:   Thank you for joining Auxilio Inc.’s full year 2014 conference call to discuss the financial and operational results. This call is being broadcast live online. A webcast replay will be available at the company’s website for 14 days. I will now turn the call over to Matthew Selinger from MZ Group – Auxilio’s investor relations firm.

Matthew Selinger: Thank you, operator. Good afternoon and welcome everyone to the Auxilio’s full year 2014 earnings call. Joining us today from the company are Mr. Joe Flynn, President and Chief Executive Officer, and Mr. Paul Anthony, Chief Financial Officer.

Before we begin the formal remarks, I’d like to remind everyone that the presentations and commentary of the officers of Auxilio during the course of this call as well as any responses by such officers and employees to questions posted during the course of this call contain certain forward-looking statements relating to the business of Auxilio that can be identified by the use of forward-looking terminologies such as beliefs, expects, anticipates, may or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties including uncertainties relating to product and service development, long and uncertain sales cycles, market acceptance, future capital requirements, competition from other providers, key vendor relationships, and other factors that may cause actual results to differ materially from those described herein as anticipated, believed, estimated, or expected.

Certain of these risks and uncertainties are or will be described in greater detail in the Company’s SEC filings. Auxilio is under no obligation and expressly disclaims any such obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise.

At this time, I would now like to turn the call over to Mr. Joe Flynn. Joe, the floor is yours…….

Joe Flynn:

Thank you Matthew and thank you everybody for joining today’s call.  The past year has been transformative for Auxilio and the most pivotal since the Company’s inception.  The reputation that we have built around our Managed Print Services, or what we term MPS, business platform has enabled us to sign the largest contracts to date with some of the largest healthcare providers in the nation.  To complement this growth we acquired Delphiis to launch “The Security Solutions Group” and expanded our offerings with recurring, higher margin revenue in a space that is experiencing exponential growth.

For the call today, I’d like to start by providing an update on both service lines, then turn the call over to our CFO Paul Anthony to discuss the financials and then I will wrap it up by providing our outlook for 2015.  On the last call we were in the final stages of negotiating 2 significant MPS contracts with some of the largest healthcare system providers in the United States. These are Tier 1 players with a nationwide presence.  We are pleased to report that both of these deals have closed.  The first is a five year, $18 million contract with the largest region of a Top 10 US Health System. This contract, which commenced on February 2, adds to Auxilio's business partnership and extends the terms of two existing contracts within the health system's network of hospitals and furthers our penetration with this large multi-location health system.

This is a great demonstration of how we can grow within a system.  In 2005, Auxilio first implemented its MPS program in one of the system’s local hospitals which has grown to now serve three of the health system's five regions, representing over 2,000 beds and more than 17,000 employees. The expansion of this contract demonstrates the growing demand for Auxilio's unique MPS programs in large multi-location health systems.

The second win, announced about two weeks ago, is the largest in Auxilio's history with a health system serving 86 hospitals nationwide. This is a five-year MPS contract with one of the largest health systems in the United States who merged with an existing Auxilio customer.

The contract extends and expands Auxilio's services agreement with the entities currently under contract. The expansion of services is expected to generate up to $50 million in revenue over the next five years. The implementation starts this summer and will take up to 18 months to complete. The system's coast-to-coast coverage across 21 states expands Auxilio's footprint into the Midwest, an area where the company previously had no presence, and a geography with several new key customer targets.

These deals are a result of us executing on our business, staying focused, persistent and most importantly delivering meaningful savings to our customers. We have become a clear leader and trusted partner through our unique vendor neutral MPS solution methodology. Our proven approach to cutting costs by improving operational efficiencies related to document production and information sharing in modern hospitals is completely unique in this industry.

These wins are the culmination of a lot of hard work and consistent execution over the past several years and I want to congratulate the team at Auxilio for their efforts and dedication.  In addition, this enhanced visibility will enable us to deliver double digit revenue growth over the next 2 years.

For those of you on the call today who are new to the story, you may be asking yourselves how we were able to do this?

We promise considerable savings, between 10 and 30 percent, by simplifying all aspects of print for our customers and we deliver on that promise. This has translated into larger and larger opportunities and equally as important, significant penetration across existing customers as demonstrated with the highlighted wins.

As consolidation proliferates within the healthcare industry we are seeing strong opportunities across our client base and throughout the industry. We expect this to continue to be a meaningful driver of future MPS growth.

Auxilio’s reference list continues to grow and is no doubt the reason we are invited to more RFP’s while overcoming obstacles with Tier 1 healthcare providers that a few years ago seemed beyond reach.

The work isn’t done here.  As we implement these programs, there are human resources and staffing needs, along with capital commitments from Auxilio to get these projects fully integrated.  While growth comes with its own set of challenges, we are confident that we have all the pieces in place to ensure proper execution.

While the MPS wins have built a strong base for growth, I’d like to turn our attention to our Security Solutions Group, an area which the management and board are equally excited about.

The July 2014 acquisition and integration of Delphiis has gone according to plan while growth has thankfully exceeded our expectations.  The team continues to experience incremental revenue opportunities with existing customers by expanding the scope of these agreements. This is a testament to our ability to effectively implement comprehensive risk and information security programs that solve a critical problem.

HIPAA compliance and large scale security breaches, that have cost healthcare providers hundreds of millions of dollars are the reasons why this is a top priority at the executive level. This can be clearly seen in occurrences such as the highly publicized Anthem cyber attack where approximately 80 million customers and employees were compromised. Leaders are finally realizing that it is costing healthcare organizations more to not fix the problem then it is to build out the necessary processes and procedures in a hospital’s security environment. The size and scope of these of projects are impressive, which confirms our belief that the growth potential for this vertical is significant and we are at the right place at the right time.

We recently expanded and defined our security offerings into four primary areas including: 1) Incident Management and Forensics, 2) The application Suite termed Delphiis IT Risk Manager, 3) Assessment services and 4) Process and Program Development – one of the most rapidly growing verticals. It’s important to note that security is a virtuous cycle which continues to evolve with the changing landscape of cyberattacks, regulation and the enterprise itself.

We plan to focus and allocate the necessary resources on growing this part of our business and our strategy is as follows:

1)
Capturing incremental business with existing customers where we see significant growth potential. What we have realized during the past year is that we are only scratching the surface in terms of what our customers need to implement an enterprise wide solution and maintain it effectively. We are also targeting other new non-MPS customers.

2)
We have been active in participating and sponsoring and speaking at security conferences in addition to expanding our direct sales team. All of this is yielding positive benefits. To further these initiatives we have released a security program development framework that is being utilized as a campaign to drive interest to an Auxilio hosted education summit we will hold in September.  This summit will provide security leaders with focused guidance on how to build a security program in healthcare built around best practices.

3)
Cross-selling to our MPS customers. Our clients are seeing us as a trusted advisor that helps them optimize their business.  We are currently engaged with a number of our largest customers at this juncture and initial interest has been high. We know this will be a process and take time but by hiring a full time salesperson to focus and engage other members of the team we expect to see positive results.

4)
We have rebranded our IT risk management application suite to Delphiis IT Risk Manager. This is the first step toward developing the capabilities of our application suite to meet growing customer demand to make assessing risk fast, effective and affordable.

5)
Lastly we will focus on selective acquisitions like the one we announced today of Redspin which I will cover in a moment. With a platform and team dedicated to Security Solutions now in place, we will continue to look for complementary technologies and services, led by dynamic leaders who understand the market, and how to help us scale this business to the next level.  Finding companies similar to Delphiis and Redspin will help to secure our success with this initiative.

In a separate release that went out today, we announced the definitive acquisition of Redspin. Redspin specifically helps clients better safeguard patient health information (PHI), and is a strategic fit with our regulatory and penetration assessment service offering both complementing and further improving our end-to-end security offering. Redspin will enable Auxilio to not only effectively complete the risk assessment testing at the beginning of the process but also enable ongoing assessment for vulnerabilities once the information security program has been instituted. Redspin currently serves a major Auxilio Security Solutions Group customer and cross marketing strategies are expected to yield additional customer wins during 2015.

This transaction is expected to close during the next few weeks.  Details regarding the consideration, financials, and additional information regarding the acquisition will be disclosed in a current report, which will be filed with the SEC in the next few days.

The virtuous cycle of consistently testing, remediating, implementing information security programs and testing again creates a sustainable model with recurring revenues and strong customer retention. By building a best in class offering, we anticipate expanding business with existing customers and signing new business as HIPAA compliance continues to be a major priority for healthcare organizations across the US.

On that topic, let me expand upon the HIPAA Omnibus Final Rule implemented last fall. This changed something fundamental which is now being fully understood by healthcare facilities and really driving attention and a need for IT security adoption. The rule changed the parameters of the law called “the harm standard” and requires hospitals during a breach to perform a risk assessment to provide assurance that there was a low probability that personal health information was compromised. Being able to deliver this information in a timely manner is a major burden. The penalties can amount to millions of dollars, not to mention the reputational risks among patients and thus investments being made on IT security have very real ROI’s attached and more importantly have moved into pole position as key C-level initiatives for 2015. Our forensics lab is squarely aimed at addressing this as a high margin product.

At this time I would like to turn it over to Paul to walk through the financials.

Paul Anthony

Thank you Joe.

For the twelve months ended December 31, 2014, the company reported revenues of $44.0 million, an increase of 2.5% year over year, which does not give a clear depiction of performance given that equipment sales decreased $2.3 million year over year. In addition, the $18 million contract announced in December did not commence until last month so there was no contribution in 2014.

For 2014 net recurring service revenues increased $1.1 million, which included $3.3 million in new contracts and the addition of Delphiis contributed $1.2 million in revenues, partially offset by a non-renewing contract, lower volume with some existing customers due to the consolidation of operations and the impact from the severe storms that hit the east coast at the beginning of this year. The company experienced a smaller number of equipment refreshes in 2014 when compared to 2013. As we have stated previously, equipment sales will fluctuate from year to year based on a number of factors and should not be utilized to gauge our growth performance.

Gross margins were 18.7% of sales, a 80 basis point increase over the 17.9% in the year ago period. Operating expenses for fiscal 2014 were $6.6 million, compared to $5.9 million in the prior year period. A majority of this increase is due to the acquisition of Delphiis. Net income for fiscal 2014 was $1.3 million, or $0.06 per share, which was in-line with the same period a year ago.

During the course of the year, we made improvements to our balance sheet when the remaining holders of the $1.7 million of convertible promissory notes issued in July of 2011, which included several Board members, elected to convert their entire unpaid principal into the equivalent 1.7 million shares of common stock. This eliminated the majority of our existing debt. We ended December with 23.6 million diluted shares outstanding.

At December 31, 2014, the Company had $4.7 million of cash and cash equivalents. Cash provided by operating activities in fiscal 2014 was $1.5 million compared to $2.6 million during the same period in 2013. Working capital improved to $2.8 million at December 31, 2014 compared to $0.3 million during the same period in 2013. The company also maintains a $2.0 million accounts receivable based line of credit which can be utilized to help fund some of our growth initiatives.

We believe our balance sheet and credit facility are sufficient to help fund the recent growth in our MPS business. We now have greatly enhanced our visibility and we estimate year-over-year revenue growth of at least 20%, excluding any variances in equipment sales. We are excited about 2015 and I look forward to reporting our progress on the Q1 call.

I’ll now turn the floor back to Joe.

Thanks Paul

As you can tell we are really excited about the future of Auxilio and our next chapter as a public company. Our core MPS business is in the best position since we started this business and we are proving that our team can serve any size organization while delivering on our promises.  We believe the growth prospects for “The Security Solutions Group” are significant and will leverage our presence in over 200 hospitals across the US to capitalize on this rapid growth opportunity.

In summary we’re looking to accomplish the following during 2015:

1)	Do a successful job implementing on the recent large scale MPS customer wins.
2)	Sign additional MPS business.
3)	Successfully launch new Security Group software and assessment products, further expanding our offering, creating a seamless end to end offering. This includes the successful integration of Redspin.
4)	Winning more business on the Security side of the equation including announcing our first existing MPS customer win.
5)	Diligently working on key acquisitions to further strengthen the Security business.

During the coming months I will be traveling to a handful of cities across the US for an organized roadshow. If you are interested to meet with us or schedule a call please coordinate with MZ Group. Lastly, securing an uplisting to a major exchange is also a key corporate goal and as our growth starts to become apparent in our reported financials we hope to make this a reality.

I would like to thank you for your continued interest in Auxilio. We appreciate everyone joining us for today’s call. Paul and I will now open up the floor to take any questions.

OPERATOR TO QUEUE QUESTIONS